UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 27, 2010

Taylor Capital Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-50034	36-4108550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9550 West Higgins Road, Rosemont, Illinois	60018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 653-7978

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 21, 2010, Elzie Higginbottom was elected to the Board of Directors of Taylor Capital Group, Inc. (the “Company”). There are no arrangements or understandings between Mr. Higginbottom and any other person pursuant to which Mr. Higginbottom was selected as a director. Mr. Higginbottom has not yet been appointed to any committees of the Board of Directors. Mr. Higginbottom and companies with which he is associated are customers of and have had transactions, including borrowings, with Cole Taylor Bank, the commercial bank subsidiary of the Company (the “Bank”). Our management believes that all such loans have been, and will continue to be, made in the ordinary course of business of the Bank on substantially the same terms, including interest rates and collateral required, as those prevailing at the time for comparable loans with persons not related to the Bank, and do not involve more than the normal risk of collectibility or present other unfavorable features. All such loans, in addition to complying with Section 402 of the Sarbanes-Oxley Act and Federal Reserve Regulation O, are subject to the approval of our Audit and Examining Committee. In connection with his election to the Company’s Board of Directors, Mr. Higginbottom became a party to a standard indemnification agreement with the Company for non-employee directors and is entitled to receive compensation in accordance with the Company’s director compensation program, as disclosed in the Company’s proxy statement dated April 13, 2010. In addition, Mr. Higginbottom continues to serve on the Board of Directors of the Bank.

A copy of the Company’s press release, dated October 27, 2010, announcing these actions is attached as Exhibit 99.1 to this Current Report on Form 8-K, and the information therein is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Taylor Capital Group, Inc. Press Release dated October 27, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAYLOR CAPITAL GROUP, INC.

By:	/s/ Steven H. Shapiro
Steven H. Shapiro
General Counsel and Corporate Secretary

Dated: October 27, 2010

EXHIBIT INDEX

99.1	Taylor Capital Group, Inc. Press Release dated October 27, 2010.